NSAR ITEM 77O
2002
VK High Yield Municipal Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1      Rhode Island Health
           & Educational Bldg   Salomon Smith 2,000       2.56%       6/24/02


Underwriters for #1
Merrill Lynch & Co.
Salomon Smith Barney Inc.
AG Edwards & Sons Inc.
Carolan & Co. Inc.
Morgan Stanley